GENERAL COMPONENTS, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                      For Employees, Officers and Directors

Introduction

     To further our company's fundamental principles of honesty, loyalty, fairness and forthrightness we have established the General Components, Inc. ("GCI") Code of Business Conduct and Ethics (the "Code"). Our Code strives to deter wrongdoing and promote the following six objectives:

o     Honest and ethical conduct;

o Avoidance of conflicts of interest between personal and professional relationships;

o Full, fair, accurate, timely and transparent disclosure in periodic reports required to be filed by GCI with the Securities and Exchange Commission and in other public communications made by GCI;

o     Compliance with the applicable government regulations;

o     Prompt internal reporting of Code violations; and

o     Accountability for compliance with the Code.

Accounting Controls, Procedures & Records

     Applicable laws and company policy require GCI to keep books and records that accurately and fairly reflect its transactions and the dispositions of its assets. In this regard, our financial executives shall:

o Provide information that is accurate, complete, objective, relevant, timely and understandable.

o Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

     All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. Furthermore, no director, officer or employee of GCI may directly or indirectly:

o     Make or cause to be made a materially false or misleading statement, or

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o     Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission.

Bribery

     The offering, promising, or giving of money, gifts, loans, rewards, favors or anything of value to any supplier, customer or governmental official is strictly prohibited.

Communications

     It is very important that the information disseminated about GCI be both accurate and consistent. For this reason, certain of our executive officers who have been designated as authorized spokespersons per our policy regarding compliance with Regulation FD are responsible for our internal and external communications, including public communications with stockholders, analysts and other interested members of the financial community. Employees should refer all outside requests for information to the authorized spokespersons.

Computer and Information Systems

     For business purposes, officers and employees are provided telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. You must obtain the permission from our Information Technology Services department to install any software on any company computer or connect any personal laptop to the GCI network. As with other equipment and assets of GCI, we are each responsible for the appropriate use of these assets. Except for limited personal use of GCI's telephones and computer/e-mail, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their e-mail. All e-mails on company equipment are subject to monitoring by GCI.

Confidential or Proprietary Information

     Company policy prohibits employees from disclosing confidential or proprietary information outside GCI, either during or after employment, without company authorization to do so. Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of GCI or otherwise made known to us as a consequence of or through employment or association with GCI (including information originated by the director, officer or employee). This can include, but is not limited to, information regarding our business, research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies and contract negotiations.



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Conflicts of Interest

     Company policy prohibits conflicts between the interests of its employees, officers, directors and GCI. A conflict of interest exists when an employee, officer, or director's personal interest interferes or may interfere with the interests of the company. Conflicts of interest may not always be clear, so if an employee has a concern that a conflict of interest may exist, they should consult with higher levels of management, and in the case of officers and directors, they should consult with a member of the Audit Committee. When it is deemed to be in the best interests of GCI and its shareholders, the Audit Committee may grant waivers to employees, officers and directors who have disclosed an actual or potential conflict of interest. Such waivers are subject to approval by the Board of Directors.

Fraud

     Company policy prohibits fraud of any type or description.

Inside Information

     Company policy and applicable laws prohibit disclosure of material inside information to anyone outside GCI without a specific business reason for them to know. It is unlawful and against company policy for anyone possessing inside information to use such information for personal gain. GCI's policies with respect to the use and disclosure of material non-public information are more particularly set forth in GCI's Insider Trading Policy.

Political Contributions

     Company policy prohibits the use of company, personal or other funds or resources on behalf of GCI for political or other purposes which are improper or prohibited by the applicable federal, state, local or foreign laws, rules or regulations. Company contributions or expenditures in connection with election campaigns will be permitted where allowed by federal, state, local or foreign election laws, rules and regulations.

Reporting and Non-Retaliation

     Employees who have evidence of any violations of this Code are encouraged and expected to report them to their supervisor, and in the case of officers and directors, they should report evidence of any such violations to a member of the Audit Committee. Such reports will be investigated in reference to applicable laws and company policy. Violations of this Code or any other unlawful acts by our officers, directors or employees may subject the individual to dismissal from employment and/or fines, imprisonment and civil litigation according to applicable laws.

     We will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.



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Waivers

     There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors or a designated board committee that will ascertain whether a waiver is appropriate under all the circumstances. In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on our website within five days of the Board of Director's vote or shall be otherwise disclosed as required by applicable law or the rules of any stock exchange on which our securities may be listed or quoted for trading. Notices posted on our website shall remain there for a period of 12 months and shall be retained in our files as required by law.


                                   Approved By The Board of Directors
                                   March  2005


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                          1. GENERAL COMPONENTS, INC.

                             INSIDER TRADING POLICY
                         and Guidelines with Respect to
                   Certain Transactions in Company Securities

     In order to take an active role in the prevention of insider trading violations by its directors, officers and other employees, as well as by other related individuals, General Components, Inc. (the "Company" or "GCI") has adopted the policies and procedures described in this Memorandum.

Applicability of Policy

     This Policy applies to all transactions in the Company's securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company, such as exchange-traded options. It applies to all directors, officers and all other employees of, or consultants or contractors to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Material Nonpublic Information (as defined below). This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as "Insiders." This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

     Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would be subject to this Policy.

Compliance Officer

     The Company has appointed Bruce A. Cole, President, as the Company's Insider Trading Compliance Officer. Please contact him (or anyone that he has designated to field questions) with questions as to any of the matters discussed in this Policy.

Statement of Policy

General Policy

     It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.



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Specific Policies

      Trading on Material Nonpublic Information. No director, officer or other employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the open of business on the second full Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq National Market are open for trading. A Trading Day begins at the time trading begins on such day. This restriction on trading does not apply to transactions made under a trading plan that has been adopted pursuant to Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934, as amended, and that has been approved in writing by the Company (an "approved Rule 10b5-1 trading plan").

      Tipping. No Insider shall disclose ("tip") Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company's securities.

      Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any director, officer or other employee receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Company's Compliance Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

      Blackout Period. All Section 16 Persons and Designated Insiders (contact the Compliance Officer if you are unsure whether you fall into either of these categories) must refrain from engaging in transactions involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, during the period in any fiscal quarter commencing three weeks prior to the end of the fiscal quarter and ending at the open of market on the third full Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year.

      Prohibition Against Margining of Company Securities. No Section 16 Person of the Company shall margin, or make any offer to margin, any of the Company's securities as collateral to purchase the Company's securities or the securities of any other issuer. Notwithstanding the previous sentence, this paragraph is not meant to, and shall not be construed so as to, affect the ability of any Section 16 Person of the Company, from using his or her GCI securities as collateral to securitize a bona fide loan.


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      Prohibition Against Short Sales. No Section 16 Person or other employee of the Company shall, directly or indirectly, sell any equity security of the Company if the person selling the security or his principal (1) does not own the security sold, or (2) if owning the security, does not deliver it against such sale (a "short sale against the box") within 20 days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. Generally, a short sale, as defined in this Policy, means any transaction whereby one may benefit from a decline in the Company's stock price. While employees who are not executive officers or directors are not prohibited by law from engaging in short sales of the Company's securities, the Company believes it is inappropriate for employees to engage in such transactions.

      Prohibition Against Trading in Derivative Securities. No Section 16 Person or other employee of the Company shall purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to the Company's securities, whether or not issued by the Company, such as exchange traded options to purchase or sell the Company's securities (so called "puts" and "calls"). This paragraph is not meant to, and shall not be construed as to, affect the ability of the Company to grant options to officers, directors and employees under employee benefit plans or agreements adopted by the Board of Directors or the ability of officers, directors and employees to exercise such options and sell the underlying Common Stock, provided that any such sale is otherwise in accordance with this Policy.

      Prohibition Against Internet Disclosure. It is inappropriate for any unauthorized person to disclose Company information on the Internet and more specifically in forums (chat rooms) where companies and their prospects are discussed. Examples of such forums include but are not limited to Yahoo! Finance, Silicon Investor and Motley Fool. The posts in these forums are typically made by unsophisticated investors who are sometimes poorly informed, and generally are carelessly stated or, in some cases, malicious or manipulative and intended to benefit their own stock positions. Accordingly, no director, officer, employee, consultant or contractor or other party related to the Company may discuss the Company or Company-related information in such a forum regardless of the situation. Despite any inaccuracies that may exist (and often there are many), posts in these forums can result in the disclosure of material non-public information and may bring significant legal and financial risk to the Company and are therefore prohibited, without exception. Any post that is made by any person with access to Material Nonpublic Information, or information supplied by any such person for someone else to post, will be treated as a violation of this Policy.

Potential Criminal and Civil Liability and/or Disciplinary Action

      Liability for Insider Trading. Pursuant to federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company's securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

      Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. The Securities and Exchange Commission (the "SEC") has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.



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      Possible Disciplinary Actions. Employees of the Company who violate this
      Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.

Trading Guidelines and Requirements

      Recommended Trading Window. The "Trading Window" is that period of a fiscal quarter during which the Section 16 Persons and Designated Insiders of the Company are not precluded (assuming they do not possess Material Nonpublic Information) from trading in the Company's securities as described in Paragraph 2 below.

            The safest period for trading in the Company's securities, assuming the absence of Material Nonpublic Information, is generally the first 20 days of the Trading Window. However, even during the Trading Window any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company's securities until such information has been known publicly for at least one full Trading Day. This trading restriction does not apply to transactions made under an approved Rule 10b5-1 trading plan. Each person is individually responsible at all times for compliance with the prohibitions against insider trading.

      Blackout Period and Trading Window. The period in any fiscal quarter beginning on the first day of the third month of the fiscal quarter and ending at the open of market on the second full Trading Day following the date of public disclosure of the financial results for that quarter (the "Blackout Period") is a particularly sensitive period of time for transactions in the Company's stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that directors, officers and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter. All Section 16 Persons and Designated Insiders of the Company are prohibited from trading during the Blackout Period.

            The prohibition against trading during the Blackout Period encompasses the fulfillment of "limit orders" by any broker for a Section 16 Person or Designated Insider, and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

            From time to time, the Company may also prohibit Section 16 Persons and other employees, consultants or contractors from trading in the Company's securities because of developments known to such persons in the Company and not yet disclosed to the public. In this event, such persons may not engage in any transaction involving the purchase or sale of the Company's securities during such period and should not disclose that fact to others.



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            Any employee or other person possessing Material Nonpublic
      Information concerning the Company should not engage in any transactions in the Company's securities until such information has been known publicly for at least one full Trading Day, whether or not it is during the Trading Window or the Company has recommended suspension of trading to that person. This trading restriction does not apply to transactions made under an approved Rule 10b5-1 trading plan. Trading in the Company's securities during the Trading Window should not be considered a "safe harbor," and all Section 16 Persons, employees and other persons should use good judgment at all times.

      Pre-clearance of Trades. The Company has determined that all Section 16 Persons and Designated Insiders of the Company should refrain from trading in the Company's securities, even during the Trading Window, without first complying with the Company's "pre-clearance" process. Each Section 16 Person and Designated Insider should contact the Company's Insider Trading Compliance Officer prior to commencing any trade in the Company's securities. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from certain other employees who have access to Material Nonpublic Information. A Section 16 Person or Designated Insider wishing to trade pursuant to an approved Rule 10b5-1 trading plan need not seek pre-clearance from the Company's Insider Trading Compliance Officer before each such trade takes place; however, such person must obtain Company approval of the proposed Rule 10b5-1 trading plan before adopting it.

      Individual Responsibility. Every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, and appropriate judgment should be exercised in connection with any trade in the Company's securities. An Insider may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information Regarding Other Companies

     This Policy and the restrictions and guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed for, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company's business partners. All directors, officers and other employees should treat Material Nonpublic Information about the Company's business partners with the same care required for information related directly to the Company.

Definition of Material Nonpublic Information

     It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities. In this regard, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:



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     Financial Related Events

            Financial results
            Projections of future earnings or losses
            Stock splits New equity or debt offerings
            Impending bankruptcy or financial liquidity problems
            Creation of a material direct or contingent financial obligation

     Corporate Developments

            Pending or proposed merger or acquisition
            Disposition or acquisition of significant assets Significant litigation exposure due to actual or threatened litigation Major changes in senior management
            Material agreement not in the ordinary course of business (or termination thereof)

     Product Development Related Events

           Timing of submissions to the Patent and
           Trademark Office or comparable foreign
           agencies License agreement, strategic
           partnership or collaborative arrangement (or termination thereof)

     Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Either positive or negative information may be material.

Certain Exceptions

     For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company's stock option plans or the purchase of shares under the Company's employee stock purchase plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Additional Information - Directors and Officers

     Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that officers and directors who purchase and sell the Company's securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company's option plans, nor the exercise of that option, nor the purchase of stock under the Company's employee stock purchase plan is deemed a purchase under Section 16(b); however, the sale of any such shares is a sale under
Section 16. Moreover, pursuant to Section 16(c) of the Exchange Act (as well as this Policy), no Section 16 Persons or any other employee may make a short sale of the Company's stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.



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     Persons subject to the reporting requirements of Section 16 must file their statements of change in ownership on Form 4 before the end of the second business day following such change in ownership. These reports will be made available on our corporate website and a publicly accessible Internet site maintained by the SEC.

Inquiries

     Please direct your questions as to any of the matters discussed in this Policy to the Company's Insider Trading Compliance Officer.



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                                2. Attachment B
                     (to Insider Trading Compliance Program)
                  DIRECTORS AND OFFICERS SUBJECT TO SECTION 16

2.    Directors:

      Simon Mu, Chairman
      Bruce Cole, Vice Chairman
      Junichi Goto
      Regis Kwong
      Peter Wang
      James Walker

3.    Officers:

Name                          Position

Simon Mu                      Chief Executive Officer

Bruce Cole                    President and Secretary

Jonathan Chan                 Chief Financial Officer





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                                1. Attachment C
                     (to Insider Trading Compliance Program)
                               DESIGNATED INSIDERS

Name                          Position










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